Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C.  20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

December 13, 2024

The Board of Directors

Marathon Bancorp, Inc.

500 Scott Street

Wausau, Wisconsin 54403

Re:Marathon Bancorp, Inc.

Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of the shares of common stock, par value $0.01 per share (the “Common Stock”), of Marathon Bancorp, Inc. (the “Company”), as well as the registration of participation interests in the Common Stock (the “Participation Interests”) to be purchased by the Marathon Bank 401(k) Plan. We have reviewed the Company’s Articles of Incorporation, the Company’s Registration Statement on Form S-1 (the “Form S-1”), the Plan of Conversion and Reorganization of Marathon MHC (the “Plan”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock and the registration of the Participation Interests. The opinion expressed below is limited to the laws of the State of Maryland (which includes applicable provisions of the Maryland General Corporation Law, the Maryland Constitution, and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold in accordance with the Plan, will be legally issued, fully paid and non-assessable. We are also of the opinion that upon the declaration of effectiveness of the Form S-1, the Participation Interests will be validly offered in the manner described in the Form S-1 and will be binding obligations of the Company.

We hereby consent to our firm being referenced under the caption “Legal Matters” in the Prospectus contained in the Form S-1 and to the filing of this opinion as an exhibit to the Form S-1. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Luse Gorman, PC

Luse Gorman, PC